UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2015

LUNA INNOVATIONS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400
Roanoke, Virginia 24016
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 540-769-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers.

2015 Senior Management Incentive Plan

On February 23, 2015, the Compensation Committee of the Board (the “Compensation Committee”) of Luna Innovations Incorporated (the “Company”) approved a senior management incentive plan (the “2015 Incentive Compensation Plan”) for the Company’s senior management for the year ending December 31, 2015.
The Compensation Committee adopted the 2015 Incentive Compensation Plan for the Company’s senior management, who, among others, include My E. Chung, the Company’s Chief Executive Officer, Dale E. Messick, the Company’s Chief Financial Officer, and Scott A. Graeff, the Company’s Chief Strategy Officer (collectively, the “Named Executive Officers”), for the year ending December 31, 2015. The 2015 Incentive Compensation Plan, as applied to the Named Executive Officers, is designed to award those officers for achieving certain corporate objectives. Pursuant to the 2015 Incentive Compensation Plan, the Compensation Committee set the target cash bonus payout for each of the Named Executive Officers at 50% of such officer’s base salary for 2015, with a minimum payout equal to 5% of such salary and a maximum payout equal to 75% of such salary.
Bonuses under the 2015 Incentive Compensation Plan will be based upon whether the Company in 2015 achieves revenue exceeding certain specified amounts and adjusted operating income (loss) exceeding certain specified amounts.
Amounts earned under the 2015 Incentive Compensation Plan for the 2015 plan year, if any, would be paid following approval by the Compensation Committee and the audit of the Company’s financial statements for the 2015 year.
The foregoing description of the 2015 Incentive Compensation Plan is not complete and is qualified in its entirety by reference to the 2015 Incentive Compensation Plan, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2015.
Bonus Awards under 2014 Senior Management Incentive Plan
On February 23, 2015, the Compensation Committee also approved bonus payments to be awarded under the Company’s 2014 senior management incentive plan (the “2014 Incentive Compensation Plan”) contingent upon the completion of the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 30, 2015, by and among the Company, Advanced Photonix, Inc., and API Merger Sub, Inc., a wholly owned subsidiary of the Company, as may be amended from time to time (the “Merger Agreement”), pursuant to which Advanced Photonix, Inc. will become a wholly owned subsidiary of the Company (the “Merger”).
Under the terms of the 2014 Incentive Compensation Plan, the members of the Company’s senior management were eligible to receive bonus payments based upon a target percentage equal to 50% of their respective salaries for 2014. The awards of bonuses under the 2014 Incentive Compensation Plan were to be based upon the timing of the achievement of a specified strategic goal or the achievement of adjusted operating income (loss) exceeding a specified amount. The target percentage for the achievement of a specified strategic was based on the closing of a strategic transaction by early March 2015.
The Compensation Committee determined the Company will have achieved its strategic goal under the 2014 Incentive Compensation Plan upon the completion of the Merger, by virtue of the Merger Agreement being executed in January 2015. Because stockholder approval is required, the Merger requires a substantial delay between execution of the Merger Agreement and closing. Accordingly, in the event of the completion of the Merger, bonus payments will be awarded to the Named Executive Officers under the 2014 Incentive Compensation Plan at the target level. The following table sets forth the bonus payments approved by the Compensation Committee for the Named Executive Officers subject to the completion of the Merger.

Name	Bonus Payable
My E. Chung Chief Executive Officer	$165,292
Dale E. Messick Chief Financial Officer	$115,425
Scott A. Graeff Chief Strategy Officer	$115,016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2015	LUNA INNOVATIONS INCORPORATED

	By:	/s/ Talfourd H. Kemper Jr.
Talfourd H. Kemper Jr.
Vice President and General Counsel